EXHIBIT 99.1

January 20, 2009

Dear Stockholder:

On January 15, 2009, the holders of a majority of our outstanding common stock (“Majority Stockholders”) approved a transaction, and the underlying transaction documents, whereby we and our wholly-owned subsidiary, Wireless Billing Systems (together with us, “Sellers”), would sell substantially all of our assets to BillWise, Inc. (“Purchaser”), a company owned and operated by Joseph R. Simrell (our then-director and officer) and Robert Richardson (our then-officer).  The Majority Stockholders received copies of the Asset Purchase Agreement and License Agreement, which are the material transaction documents.  The approved transaction closed on January 15, 2009 and was effective as of January 1, 2009.  The material transaction documents were filed with the Securities and Exchange Commission on January 20, 2009 as attachments to a Current Report on Form 8-K and can be found at http://idea.sec.gov/cgi-bin/browse-idea?company=primal+solutions&match=&CIK=&filenum=&State=&Country=&SIC& owner=exclude&Find=Find+Companies&action=getcompany.

The following is a brief description of the material transaction documents described above, which is qualified in its entirety by reference to those agreements.

Pursuant to the Asset Purchase Agreement, the Sellers will transfer and assign to the Purchaser all of the following assets:

--  All right, title and interest in the Sellers’ customer agreements, other than the Transition Agreement dated November 20, 2008 with Time Warner Cable Inc. and the Master Software License Agreement underlying such Transition Agreement (the “Assumed Contracts”), subject to the consent of such customers;

--  All hardware, third-party software licenses, documentation, third-party trademark licenses, fixtures, furniture, equipment and other assets necessary to satisfy Sellers’ obligations under the Assumed Contracts;

--  The source code, object code, schematics, design tools and all associated documentation for all of the Sellers’ past or present software products and all intellectual property relating to those software products;

--  Cash in the amount of $97,374.52 representing prepaid but undelivered maintenance obligations under certain Assumed Contracts; and

--  All future receivables and rights to payment arising with respect to customer services related to any of the acquired assets.

Pursuant to the License Agreement, Purchaser will license back to us the software and trademarks that are necessary for us to continue to service our continuing customers.

In exchange for such transfer and assignment, the Asset Purchase Agreement provides that the Purchaser will pay royalties equal to 4% of net license sales for three years.

Thank you for your attention and consideration.

Sincerely,

/s/ John E. Rehfeld
John E. Rehfeld,
Director of Primal Solutions, Inc.